Exhibit 5.1

[Goodwin Procter Letterhead]

February 19, 2013

Terreno Realty Corporation

101 Montgomery Street, Suite 200

San Francisco, California 94104

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-173850) (as amended or supplemented, the “Registration Statement”) filed on May 2, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Terreno Realty Corporation, a Maryland corporation (the “Company”), of up to $250,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 13, 2011. Reference is made to our opinion letter dated May 2, 2011 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated February 19, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 5,750,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 750,000 Shares. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in accordance with such terms, the Shares will be validly issued, fully paid and non-assessable.

Terreno Realty Corporation.

February 19, 2013

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP